REVOCABLE LICENSE AND MAINTENANCE AGREEMENT

THIS AGREEMENT (hereinafter referred to as "Agreement") is made and entered into this 17th day of August, 2004, by and between Motion Picture Hall of Fame Foundation dba The Las Vegas Walk Of Stars (hereinafter referred to as "Licensee"), and Clark County, a political subdivision of the State of Nevada, (hereinafter referred to as "County").

RECITALS

WHEREAS, the Licensee is a charitable corporation authorized to conduct business in the State of Nevada; and,

    WHEREAS, the Licensee desires to place and to maintain solid sand-blasted granite blocks (hereinafter referred to as "Star" in the singular and "Improvements" in the plural) in the County owned public sidewalks on Las Vegas Boulevard South under County jurisdiction between Sahara Avenue and Russell Road to honor prominent personalities in the entertainment, sports, literary, humanitarian, and civic fields associated with Clark County (hereinafter referred to as "Las Vegas Walk Of Star Program"); and,

WHEREAS, the placement of Improvements in County sidewalks is a substantial public benefit to the inhabitants of the County and the County desires to allow the Licensee to place, construct, and maintain such "improvements" in the County owned public sidewalks on Las Vegas Boulevard South under the County’s jurisdiction, provided that the Licensee abides by the terms and conditions set forth herein; and,

NOW, THEREFORE, in consideration of the premises and covenants contained herein it is mutually agreed by and between the parties hereto as follows:

SECTION 1: LICENSE AND PERMIT

The County hereby grants to the Licensee, subject to the terms and conditions stated in this Agreement, a revocable license (hereinafter referred to as "License") to design, construct, install, and maintain the Improvements in the County owned public sidewalks held in fee by the County or held in easement by the County, provided Licensee obtains the permission of the underlying fee holder, on Las Vegas Boulevard South between Sahara Avenue and Russell Road within the County’s jurisdiction (hereinafter referred to as County Sidewalks), provided that such Improvements are fabricated in the form and with the construction procedures detailed in Exhibit A (attached hereto and made a part hereof by this reference). Said License is limited to County Sidewalks as set forth in Exhibit B. In the event that an existing agreement senior to this agreement is in effect on a County Sidewalk, the installation of an Improvement under this Agreement will require the approval of the holder of the senior agreement prior to construction.

The County hereby also issues to the Licensee, subject to the terms and conditions stated within this Agreement, a permit to maintain the Improvements located within the County Sidewalks. This permit authorizes maintenance activities only. Prior to any construction or installation activities on the County Sidewalks, including any replacements and or remodeling of the Improvements, the Licensee shall submit plans and appurtenant details to the County for approval and shall secure any other permits required by the Clark County Departments of Development Services and Business License at the Licensee’s sole cost and expense.

Exhibit 10.1
Page 1 of 16 Pages

The License and permit are subject to all outstanding superior rights of any other party to the above-mentioned County property and is made without covenants by the County of any title interest or for the quiet enjoyment of said County property.

The Licensee understands and agrees that the title to the County Sidewalks remains in the name of the County and no property rights are granted or transferred to the Licensee.

SECTION 2: DESIGN, CONSTRUCTION, AND MAINTENANCE

The Licensee shall, at its sole cost and expense, furnish the labor and materials necessary to install and maintain the Improvements. All work including but not limited to installation, construction, relocation, and maintenance, is to be performed to the satisfaction of the County, as solely determined by the County and in compliance with all applicable codes, specifications, standards and rules of the County and in such a manner so as to pose no risk or undue inconvenience to the public. Prior to any construction or installation, removal, replacement, or relocation, a plan shall be submitted to the County for approval, such plan shall identify the location of each Star and any specific details of construction required to assure that the installation, removal, replacement, or relocation will not be in conflict with utilities or other uses of the County Sidewalks. The Licensee shall secure any permits required by the Clark County Department of Development Services for each Star installation. All maintenance will be performed in compliance with the terms and conditions of this Agreement, in accordance with the approved plans and specifically with the following additional conditions and restrictions:

      (a)       All Improvements shall be installed with a skid proof top surface, such top surface to be flush with the top surface of the adjacent sidewalks in a manner to preclude trip and fall accidents for pedestrians. Gravel base course compaction before installation shall meet the County standard for sidewalks in County Uniform Standard Specifications and Drawings, Section 613, and Drawing Number 234. Saw cut concrete joints will be sealed with SIKA-FLEX or approved equal. In the event that existing County Sidewalks are cracked or broken, the installation of a Star will also include the replacement of the cracked or broken portion of the public sidewalk.

(b)    Improvements will not be installed in driveways or within twenty-five feet (25’) of pedestrian bridge stairs, elevators or escalators, Citizen Area Transit Bus Stops, handicap ramps, or pedestrian crosswalks.

(c)    The Licensee shall be responsible for the cleaning of all Improvements installed in the County Sidewalks, including but not limited to at least twice a year, or as otherwise required by the County, removing any defacing marks, chewing gum, and discolorations of various sources and origins. The Licensee’s proposed cleaning schedules must be coordinated with the ongoing County Sidewalk cleaning performed by the County Public Works Maintenance Management Division. All Improvements shall be inspected as necessary for damage, chips, cracks, and other conditions that could be a threat to the public and all necessary repairs and replacements shall be performed immediately.

(d)    The Licensee shall establish an operating fund from the proceeds of its application fees and other sources of revenue from its Las Vegas Walk of Stars Program to assure that financial resources are available to provide for the continuing maintenance of the Improvements and also any relocations, adjustments, demolitions, reconstructions, reinstallations, constructions, remodelings, replacements, modifications, removals, or repairs of any of the Improvements to be provided by the Licensee at the Licensee’s cost and

Exhibit 10.1
Page 2 of 16 Pages

expense under the terms of this Agreement. The Licensee and the County mutually agree that the County shall annually be allowed to audit the Licensee’s operating fund on each anniversary of the date of execution of this Agreement to assure that sufficient funding is available to provide for the costs of the tasks recited above. In the event that the operating fund is inadequate to provide for the Licensee’s obligations under the terms of this Agreement, the Licensee shall pay to make up the operating fund deficit. In the event that the Licensee is unable to make up the operating fund deficit, the County may at its sole discretion, terminate this Agreement and revoke this License as provided in Section 10 of this Agreement. In the event that the ownership of the Stars is dedicated to the County, the proceeds of the operating fund together with the Security Funds as set out in Section 12 shall become the property of the County.

(e)    In the event that a project for utility, street or sidewalk repair, construction, or reconstruction will result in the removal of a Star, the Licensee will be responsible for relocating the Star. The Licensee may relocate the Star to an acceptable alternative location with the approval of the County. Licensee shall be responsible for all cost and expenses associated with the removal and/or replacement of the Star. Stars must be removed within twenty (20) days of written request of the County, and/or utilities, and replaced within ten (10) days from the date of the removal. If Licensee fails to relocate a Star within the time period required, then it may be removed by the County or utility without liability to the County or utility.

(f)    The location of any Star on the County Sidewalks is subject to County approval at the County’s sole discretion, and the Licensee shall cause a professional land surveyor to identify the proposed location of each Star by its Nevada State Plane Coordinates as established in accordance with Chapter 327 of the Nevada Revised Statutes and provide this information to the County.

(g)    The Licensee shall not use or maintain the Improvements in such a manner as to damage or interfere with any existing or future water, sewer, gas, telephone, telegraph cable, or electrical, light, heat, or power lines.

(h)    The Licensee shall be solely responsible for ensuring that all Stars are installed within the County Sidewalks. All damages to privately owned property and liability caused to a private property owner by a Star’s installation on privately owned property is the sole the responsibility of the Licensee.

SECTION 3: CONDITION OF COUNTY PROPERTY OCCUPANCY

(a)    The License granted herein is subject to Licensee complying with all terms and conditions of this Agreement including but not limited to the proper maintenance of the Improvements.

(b)    The Licensee expressly acknowledges that the County reserves the right to excavate, lay, construct, erect, install, use, operate, repair, replace, remove, relocate, re-grade, widen, realign, perform civil work, or maintain the surface or subsurface improvements located or to be located within the County Sidewalks including, without limitation to, water mains, traffic signal and streetlight conduits, flood control improvements, sanitary and/or storm sewers, subways, channels, linings, viaducts, bridges, underpasses, or overpasses in the locations of the Improvements.

Exhibit 10.1
Page 3 of 16 Pages

(c)    The County may further develop the property over which a License is granted which may require future excavation, construction, use, repairs, re-grading, widening, realigning, maintenance, civil work, and other activities which may require Licensee, at its sole costs and expense, to adjust, demolish, reconstruct, reinstall, construct, remodel, replace, modify, remove, repair, or relocate any or all of the Improvements.

(d)    The Licensee shall not acquire or assert any vested right or interest in any of the County Sidewalks. The Licensee shall, at no cost or expense to the County or to any franchised or non-franchised public utility company or to the Clark County Water Reclamation District or to the Las Vegas Valley Water District or to any other entity governed by its County Commissioners, adjust, demolish, reconstruct, construct, remodel, repair, replace, modify, remove, or relocate any, all, or a portion of its Improvements upon written notice from the Director of Public Works and/or Director of Development Services.

(e)    In the event that the Licensee’s construction, installation, replacement, maintenance, and/or related activities of Improvements cause damage or disturbance to County Sidewalks or other property, Licensee shall immediately, at its own cost and expense and in a manner approved by the County and property owner, correct said damage or disturbance. If the repair, replacement, or other action required for correction is not completed within a reasonable time or does not meet the County’s adopted quality control standards; the County may perform the work, or have the work performed, and Licensee will pay the County for all costs incurred. Licensee agrees to pay the County for all costs and expenses incurred by the County associated therewith within thirty (30) days of receipt of a bill from the County.

(f)    The Licensee shall, within twenty (20) calendar days after receiving written notice from the County to adjust, construct, reconstruct, modify, remove, repair, replace, or relocate the Improvements and/or Stars, commence such adjustment, reconstruction, construction, modification, removal, repair, replacement, or relocation and shall, after obtaining the necessary permit(s) to do so, complete the required action at Licensee’s sole cost and expense, within ten (10) days. Licensee shall be responsible for all damages, to whomever, caused by Licensee’s failure to adjust, construct, reconstruct, remove, modify, repair, replace, or relocate any Improvements and/or Stars within the aforesaid time period. If Licensee fails to comply with this section, then the County may take the required action without liability to Licensee.

(g)    If the County requests the Licensee to permanently remove any or all portions of the Improvements, then the Licensee’s License for that portion(s) of the County Sidewalks containing such Improvements is thereby revoked.

(h)    Notwithstanding any other provision contained in this Agreement, in the case of an emergency or threat to the public’s health, safety, or welfare caused by or attributed to the improvements as solely determined by the County, the Licensee hereby agrees to immediately (upon notice thereof) adjust, remove, replace, modify, repair, maintain, construct, or reconstruct said Improvements. In addition, the County at its option may, at the expense of the Licensee, adjust, remove, replace, modify, repair, construct, or reconstruct said Improvements if said Improvements or Licensee’s failure to maintain said Improvements cause or contribute to an emergency or threat to the public’s health, safety, and welfare. Licensee agrees to pay the County for all costs and expenses incurred by the County associated therewith within thirty (30) days of receipt of a bill from the County.

(i)    The Licensee hereby agrees to provide and maintain a twenty-four (24) hour contact person at a telephone number where the contact person can be reached 365 days a year.

(j)    The Licensee shall not use the County Sidewalk or maintain the Improvements in such a manner as to damage or interfere with constitutional rights of any person.

Exhibit 10.1
Page 4 of 16 Pages

SECTION 4: SELECTION OF LOCATION AND DEDICATION OF STARS

The Licensee relies upon contributions from third persons to honor deserving personalities by placing a Star in their name on a County Sidewalk. Prior to the installation of any Star, the Licensee shall obtain a written waiver and release from any and all contributors of any rights, title, or interest in the Stars, the personalities, the public sidewalks, or the public right of way in which the Stars are located. A copy of the form of the waiver is attached to this Agreement as Exhibit C and made a part of this Agreement by this reference. A copy of each waiver shall be provided to the County by the Licensee when making application for the appropriate permits for the installation of a Star. If the waiver is not obtained, at the election of the County, the Licensee may not install the Star.

The selection of honorees for a Star shall be by the Las Vegas Walk Of Stars Selection Committee pursuant to the selection criteria as provided in Exhibit D herein and made a part of this Agreement by this reference. The Selection Committee shall be made up of members with widely recognized knowledge in the entertainment, sports, literary, humanitarian, and civic areas as well as a representative appointed by the Board of County Commissioners of the County. The selection criteria will not be changed without the written approval of the County.

The Licensee shall be wholly responsible for the scheduling and arrangements for any dedication ceremonies to be held in connection with the installation of a Star and such festivities shall be wholly at the Licensee’s cost and expense. The Licensee shall acquire the appropriate special events permits for such dedication ceremonies and comply with all applicable codes and rules of the County and will provide the County notice of such scheduled events at least thirty (30) days prior to its scheduled date.

SECTION 5: LIABILITY

The Licensee or its successors, in interest as set forth in Section 13, shall indemnify, defend, and hold harmless the County and its officers, agents, and employees, against and from any and all liability, loss, damage, claims, whether valid or invalid, demands, cost, and expenses of whatsoever nature, including, but not limited to, court costs and attorney’s fees, which may result from the unauthorized use of the personality name, libel, slander, invasion of privacy, trespass, damages to business, loss profits, trademarks, copyrights, and/or patent infringements or violations, injury to or death of any person whomsoever, or against and from damage to or loss or destruction of property whatsoever, when such injury, death, loss, or damages due to and/or arising out of the action or inaction of the Licensee related to the Improvements and/or the installation, construction, adjustment, reconstruction, modification, removal, repair, or maintenance thereof. Licensee shall also indemnify, defend, and hold harmless the County from and against any claims, causes of action, whether valid or invalid, arising out of the County authority to grant the Licenses herein and/or enter into this Agreement and License. This Section shall survive the termination of this Agreement.

The County will not be liable in any way for any damage to or destruction of Stars resulting from any cause including but not limited to County use and County activities on the County Sidewalk, the use of the County Sidewalk by the general public, or damage to or destruction of a Star by any third party.

Exhibit 10.1
Page 5 of 16 Pages

SECTION 6: INSURANCE POLICY

The Licensee, at its own cost and expense, shall obtain and maintain Comprehensive General Liability insurance in the name of the County, its officers, employees, volunteers, and agents for the duration of this Agreement. General liability coverage must be provided either on a Commercial General Liability form or a Broad Form Comprehensive General Liability form. No exceptions to coverage provided in such forms are permitted. Policies must include, but need not be limited to, coverage for bodily injury, personal injury, Broad Form property damage, premises operations, severability of interest, products, and completed operations, and contractual and independent contractors. Licensee shall maintain at all times limits of no less than Two Million Dollars and No Cents ($2,000,000.00) aggregate and One Million Dollars and No Cents ($1,000,000.00) combined single limit per occurrence for bodily injury (including death), personal injury, and property damage. The insurance coverage supplied by the Licensee must provide for thirty (30) days notice to the County before implementation of a proposal to suspend, avoid, cancel, or reduce in coverage or in limits, the required insurance coverage. This notice requirement does not waive the insurance requirements contained herein. Licensee shall provide County with Certificates of Insurance within ten (10) working days after the application by Licensee to the Clark County Department of Development Services for a permit under Section 1 of this Agreement and prior to any work being started or performed under the authority of this Agreement. The certificates and endorsements for any and all insurance policies required by this Agreement are to be signed by a person authorized by the insurer and licensed by the State of Nevada. The insurance obligation provided herein does not in any way limit the Licensee’s liability obligations to the County. The evidence of compliance to this insurance policy shall be the Insurance Certificate attached hereto as Exhibit E and by this reference is incorporated herein. The County shall have no obligation to maintain, repair, or replace a damaged Star the County owns and may remove a County owned Star for any reason it deems appropriate.

SECTION 7: OWNERSHIP OF STARS

The Licensee will be the owner of the Stars. However, the Licensee hereby makes an irrevocable offer to dedicate the Improvements located in the County Sidewalk to the County as a gift without any further compensation and the County may accept the dedication of the Improvements at any time during the term of this Agreement or within sixty (60) days following termination of this Agreement. The location of individual Stars will be determined with the approval of the County. In the event that the Licensee wishes to grant the ownership of any one of the Stars to be located in the County Sidewalk to the County, the Licensee must do so through a separate action to grant a gift of ownership of each Star to the Clark County Board of County Commissioners for their consideration and acceptance, once the location of the Star can be determined and adequately described as provided in Subsection 2(a) hereof. The decision to accept ownership is solely at the discretion of the Board of County Commissioners. If the County accepts ownership of one or more of the Stars, the Licensee shall transfer the Star free of liens, encumbrances, restrictions, copyrights, trademarks, and/or patents.

SECTION 8: TERM

This Agreement shall be in full force and effect from and after its date of execution; and, unless terminated, this Agreement shall continue until the County is satisfied and the obligations of the Licensee are fulfilled.

Exhibit 10.1
Page 6 of 16 Pages

SECTION 9: TERMINATIONS ON BREACH AND WAIVER OF BREACH

The breach of any condition, covenant, restriction, or agreement contained herein, observed and performed by the Licensee shall, at the option of the County, forthwith work a termination of this Agreement and all rights of the Licensee hereunder. The waiver by the County of the breach of any condition, covenant, restriction, or agreement herein contained to be, observed, and performed by the Licensee shall in no way impair the right of the County to remedy any subsequent breach thereof.

SECTION 10: TERMINATIONS ON NOTICE

Notwithstanding any other provision in this Agreement, this Agreement and License may be terminated by the Board of County Commissioners with or without cause regardless of the nature of the Improvements made by Licensee upon a sixty (60) days written notice to Licensee. At the time of termination, Licensee shall comply with Section 11 of this Agreement, if designated by the County, and have the Improvements removed within one hundred twenty (120) calendar days of receipt or the giving of written notice of termination.

SECTION 11: REMOVAL OF IMPROVEMENTS UPON TERMINATION

Upon termination of this Agreement, the Licensee shall, at its sole cost and expense, if requested by the County, remove all of the Improvements from the County property and restore the County Sidewalk to its original condition. If requested by the County, Licensee shall, at its sole cost and expense and at no cost or expense of the County, replace the Improvements within the County property that are not functioning properly, as solely determined by the County, or are inappropriate for normal improvement treatments, or contrary to the original intent of the License of the Licensee. Prior to such removal or replacement activities, Licensee shall secure, at its sole cost and expense, any and all permits and approvals required by Clark County.

SECTION 12: SECURITY FUND TO PROVIDE FOR REMOVAL OF IMPROVEMENTS

At the time of executing this Agreement, the Licensee shall provide to the County a cash deposit in the amount of Two Thousand Dollars and No Cents ($2,000.00) and upon the installation of each Star thereafter, the additional amount of Two Thousand and No Cents ($2,000.00) to secure its obligations set forth in Sections 10 and 11 herein. In the event the improvements and other related improvements are removed pursuant to this Section, the County shall not be liable to the Licensee for any damage sustained by the Licensee for or on account of such removal.

SECTION 13: ASSIGNMENTS MUST BE APPROVED BY COUNTY

The Licensee shall not assign this Agreement, in whole or in part, or any rights herein granted, without the written consent of the County. At the time an assignment is requested, the Board of County Commissioners may, at their sole discretion, accept the assignment or terminate this Agreement and require the Licensee to comply with the requirements of Section 10 of this Agreement.

Exhibit 10.1
Page 7 of 16 Pages

SECTION 14: NOTICES

All notices, demands, requests, consents, approvals, or other communications required or permitted to be given hereunder shall be in writing and shall be deemed sufficiently given when personally delivered or three (3) business days after deposit in the U.S. Mail, registered or certified mail, return receipt requested, postage pre-paid addressed as follows:

COUNTY:	LICENSEE:
M. J. Manning, Director	Robert Alexander
County Public Works Department	Motion Picture Hall of Fame Foundation
500 South Grand Central Parkway	dba Las Vegas Walk of Stars
Las Vegas, Nevada 89155-4000	504 Cantera Circle North
Palm Springs, California 92262

With a copy to:

Cameron Harper, Manager
Maintenance Management Division
5825 East Flamingo Road
Las Vegas, Nevada 89122

SECTION 15: EFFECTIVE DATE

This Agreement shall take effect as of the date first written herein and shall continue in full force and effect until terminated as herein provided.

SECTION 16: SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors, and assigns. This Agreement will be recorded in the office of the Clark County Recorder.

SECTION 17: INDEPENDENT CONTRACTOR

The relationship of the Licensee to the County shall be that of an independent contractor.

SECTION 18: PARTIES AND INTERESTS

It is not intended by this Agreement to, and nothing contained in this Agreement shall, create any partnership, joint venture, or any other arrangement between the County and the Licensee, except as specifically provided herein. No term or provision of this Agreement is intended to benefit any person, partnership, corporation, or other entity not a party hereto (including, without limitation, any broker), and no person, partnership, corporation, or entity shall have any rights established or causes of action hereunder.

Exhibit 10.1
Page 8 of 16 Pages

SECTION 19: COVENANTS AGAINST DISCRIMINATION

The Licensee covenants that, by and for itself, its heirs, executors, assigns, and all persons claiming under or through them, there shall be no discrimination against nor segregation of any person or group of persons on account of race, color, creed, religion, sex, marital status, national origin, or ancestry in the performance of this Agreement including but not limited to the selection of Star recipients, contributors, or the location of the Improvements. Licensee shall take affirmative action to ensure that applicants considered for employment by the Licensee and the Licensee’s employees during their employment are treated without regard to their race, color, creed, religion, sex, marital status, national origin, or ancestry.

SECTION 20: CONFLICT OF INTEREST

No officer or employee of the County shall have any financial interest, direct or indirect, in this Agreement, nor shall any such officer or employee participate in any decision relating to the Agreement which affects his financial interest or the financial interest of any corporation, partnership, or association in which he is, directly or indirectly, interested in, in violation of any state statute or regulation. The Licensee warrants that it has not paid or given and will not pay or give any third-party any money or other consideration for obtaining this Agreement.

SECTION 21: INTERPRETATION

The terms of this Agreement shall be construed in accordance with the laws of the State of Nevada.

SECTION 22: INTEGRATION: AMENDMENTS

It is understood that there are no oral agreements between the parties hereto affecting this Agreement, and this Agreement supersedes and cancels any and all previous negotiations, arrangements, agreements, and understandings, if any, between the parties, and none shall be used to interpret this Agreement. This Agreement may be amended at any time by the mutual consent of the parties by an instrument in writing.

SECTION 23: SEVERABILITY

In the event that part of this Agreement shall be declared invalid or unenforceable by a valid judgment or decree of a court of competent jurisdiction, such invalidity or unenforceability shall not affect any of the remaining portions of this Agreement, which are hereby declared as severable and shall be interpreted to carry out the intent of the parties hereunder unless the invalid provision is so material that its invalidity deprives either party of the basic benefit of their bargain or tenders this Agreement meaningless.

Exhibit 10.1
Page 9 of 16 Pages

SECTION 24: WAIVER

No delay or omission in the exercise of any right or remedy by a non-defaulting party on any default shall impair such right or remedy to be construed as a waiver. A party’s consent to, or approval of, any act by the other party, requiring the party’s consent or approval, shall not be deemed to waive or render unnecessary the other party’s consent to, or approval of, any subsequent act. Any waiver by either party of any default must be in writing and shall not be a waiver of any other default concerning the same or any other provision of this Agreement.

SECTION 25: CORPORATE AUTHORITY

The persons executing this Agreement on behalf of the parties hereto warrant that: (i) such parties are duly organized and existing; (ii) they are duly authorized to execute and deliver this Agreement on behalf of said party; (iii) by so executing this Agreement, such party is formally bound to the provisions of this Agreement; and, (iv) the entering into this Agreement does not violate any provision of any other Agreement to which said party is bound.

SECTION 26: COVENANT NOT TO SUE/RELEASE OF LIABILITY

The Licensee agrees not to bring any cause of action, claim, suit, demand of any nature against the County related to or arising out of the Stars, the Improvements and/or this Agreement and License. Licensee agrees to release the County from any and all liability and damage resulting from, related to or arising out of the Improvements and this Agreement and License.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COUNTY OF CLARK, a political subdivision	ATTEST:
of the State of Nevada

By:/s/ Chip Maxfield	By:/s/ Shirley B. Parraguirre

CHIP MAXFIELD, Chairman	SHIRLEY B. PARRAGUIRRE
Board of County Commissioners	County Clerk

APPROVED AS TO LEGALITY AND
FORM:

By:/s/ Christopher Figgins
CHRISTOPHER FIGGINS
Deputy District Attorney

Exhibit 10.1
Page 10 of 16 Pages

LICENSEE:

Motion Picture Hall of Fame Foundation
dba Las Vegas Walk of Stars

By:/s/ Robert Alexander

ROBERT ALEXANDER, President

STATE OF NEVADA )
) ss.
COUNTY OF CLARK )

On August 9, 2004, personally appeared before me, a Notary Public, Robert Alexander personally known our proven to me to be the person whose name is subscribed to the above instrument, and who acknowledged that he executed the instrument. This instrument was acknowledged before me on August 9, 2004.

                                        [Seal]      KRYNN WILLIAMS
                             Notary Public - Nevada
                                                         No. 94-0219-1
                                                         My appt. exp. Feb. 9, 2006

By:	/s/ Krynn Williams
NOTARY PUBLIC

Exhibit 10.1
Page 11 of 16 Pages

EXHIBIT A

MOTION PICTURE HALL OF FAME FOUNDATION

FilmFame.com

July 29, 2004

Mr. M.J. Manning
Public Works Director
5000 S. Grand Central Parkway
P.O. Box 554000
Las Vegas, NV 89155-4000

Re:	Materials for Las Vegas Walk of Stars

Dear Mr. Manning,

The material used is of natural reddish granite. There are other colors available. The size is 36" x 36" x 2.5", as is used in many malls.

During the process of making the piece of granite look like a star, about 40% of the polish is removed in the area surrounding the star, thus leaving about 60% of the 36" x 36" surface polished.

[Illustration of Star, including dimensions]

Sincerely,

Robert Alexander, President
Motion Picture Hall of Fame Foundation
dba Las Vegas Walk of Stars

Hollywood Office	Palm Springs Office
Phone:323-465-2300	P.O. Box 1159
Email:moviehall@aol.com	Palm Springs, CA 92263
Phone: 760-320-3128
Fax: 760-320-3129
Email: moviehall@aol.com

Exhibit 10.1
Page 12 of 16 Pages

EXHIBIT B

Exhibit B consists of 17 sheets 11" x 17" of
aerial color photographs of
County Sidewalks on Las Vegas Boulevard

Exhibit 10.1
Page 13 of 16 Pages

EXHIBIT C
THE LAS VEGAS WALK OF STARS PROGRAM

WAIVER OF DONOR

1.          LAS VEGAS WALK OF STARS PROGRAM Clark County, a corporation (herein "County") and LAS VEGAS WALK OF STARS (herein "LVWS") have agreed that the Contractor shall install solid sandblasted granite blocks (the "Stars") in the public right of way to honor prominent personalities associated with the Clark County. However, Clark County is concerned with liability to pedestrians and must retain the right to require proper care of the Stars and the right to require removal and/or relocation of the Stars if necessary without incurring liability to the donors. Therefore, Clark County’s approval of the Stars has been based on receiving: (a) An irrevocable offer to dedicate to Clark County as a gift all Stars installed in the public right of way, and (b) The written waiver and release of any and all donors or contributors of any rights, title, or interest in the Stars. It should be expressly understood, however, that the Stars are the property of LVWS and not the County until the offer to dedicate is accepted.

2.          WAIVER WITH RESPECT TO MODIFICATION OR REMOVAL The Donor, its agents, heirs, successors, and assigns hereby waive any and all rights, title, causes of action, or interest in the Star towards which the contribution was made. Donor understands that LVWS and/or the County have the right to alter, relocate, or remove the Star at any time, and Donor waives any and all causes of action, damages, rights to receive any notice and/or compensation, or to object to the alteration, relocation, removal, or destruction of the Star.

3.          INDEMNIFICATION OF DONOR LVWS agrees to indemnify the donor, its agents, heirs, successors, and assigns against and will hold and save them and each of them harmless from any and all actions, suits, claims, damages to persons or property, losses, costs, penalties, obligations, errors, omissions, or liabilities, including paying any legal costs, attorneys fees, or paying any judgment (herein "claims or liabilities") that may be asserted or claimed by any person, firm, or entity arising out of, or in connection with, the negligent acts or omissions of LVWS hereunder.

4.          WAIVER OF RIGHT TO SUE Donor, its heirs, successors, and assigns hereby waive any right to sue LVWS or Clark County for breach of any written or oral representation with respect to the Walk of Stars Program including, but not limited to, the Revocable License and Maintenance Agreement, except that Donor shall not waive any right to enforce the indemnification covenant of LVWS contained in Section 3 above.

Name of Star:
Date: _________________________________________________________________

By:	__________________________________________________________________
Donor Name

               Address:_______________________________________________________________
_______________________________________________________
_______________________________________________________

Exhibit 10.1
Page 14 of 16 Pages

EXHIBIT D
SELECTION CRITERIA

LAS VEGAS WALK OF STARS®

STAR DEDICATION CRITERIA

The Las Vegas Walk of Stars® committee has adopted the following star dedication criteria. This criteria will serve as a guideline to honor deserving personalities by placing a Star onto the sidewalks of Las Vegas, Clark County.

1.   Place:    To be determined.

2.	Honorees must have worked in the Greater County of Clark for periods of considerable regularity. Honorees must have, by their presence in this area, contributed to the charm, worldwide prominence, and name recognition of Las Vegas, Clark County.

3.	The following persons will be considered candidates:

a)
Show business persons who have distinguished themselves as actors, producers, directors, playwrights, cinematographers, musicians, either on State, Radio, Film, and/or Television, as well as persons who have otherwise become prominent in the field of Entertainment, and have greatly contributed to the worldwide prominence of Las Vegas.

b)
Literary: Authors, playwrights, screen writers. Persons who penned literary works of considerable distinction and have achieved national and international recognition in the field of entertainment. Special merits are given to literary works produced into films or television specials.

c)
Pioneers and Civic: A Meritorious Star may be awarded to local persons prominently and historically linked to the development of Las Vegas, Clark County, i.e., early settlers, civic personalities with significant historical achievement who have distinguished themselves in the service to the community.

d)
Humanitarians: A Meritorious Star may be awarded to persons who have greatly distinguished themselves in the service to their fellow man by enduring and selfless contributions to charitable causes and by their altruistic deeds achieved exulted recognition within the community.

e)	Sports: Athletes and coaches who have excelled in their respective field of sports and have greatly contributed to the worldwide prominence of Greater Las Vegas.

f)	Military: Congressional Medal awardees only.

g)	The Las Vegas International Film Festival’s Annual Special Honoree.

h)	The inscriptions on the stars are relevant to the honoree’s field of achievement:

	Show Business:	Stage/Radio/Film/Television

	Literary:	Author, Playwright, Composer

Exhibit 10.1
Page 15 of 16 Page

Pioneers/Civic:	Mayor, civic personality, community leader,
distinguished tribal personality, chief, etc.

Humanitarians:	(see above description [d]).

Sports:	Athletes, coaches, etc.

Military:	Congressional Medal awardees only.

Every effort will be made to link a Pioneer’s star with an historically related location as well as all other stars to be placed at a mutually agreeable location. However, all decisions to the eligibility of a candidate, the placement of a star, and the inscription on the star, rest with the committee and are final.

4.	The price of each star is presently set at $15,000. Check should be made payable to Las Vegas Walk of Stars (Tax ID# 71-0946230), reported as such to the IRS, and is not refundable.

A $7,500 deposit is due at confirmation date, the remaining balance of $7,500, is due 30 days prior to star dedication day. This cost includes all expenses related to the shipping, manufacturing, and imbedding of the Star, a County Proclamation, a Walk of Stars Plaque, the sound needed for the dedication ceremony, flowers for lady honorees, publicity, press releases, radio/TV interviews, liability insurance and applicable fees.

5.	Any expenses exceeding the above-mentioned items, such as "special pomp and circumstances", i.e., bands, celebrity MC, chairs, street closures, special security, cocktail reception, etc., shall be borne by the sponsoring entity. The Las Vegas Walk of Stars committee, will, however, assist in arranging and handling of these special particulars, if so requested. Sponsoring entity shall be the stars themselves, family, friends, or corporate sponsors such as hotels. Any "special pomp and circumstance" plans are subject to committee approval.

6.	It is required by law that the ‘Star’ sponsoring entity sign a "Waiver of Contributor" form prior to a star dedication.

7.	The Las Vegas Walk of Stars, an equal opportunity organization, is non-discriminating in its evaluation and confirmation of star candidates. Race, creed, religion, or ethnic heritage of a candidate are absolute non-factors. Candidates are solely selected on achievements within their endeavors and contributions to the community.

8.	All business aspects of the Las Vegas Walk of Stars are administered by the Board of Directors and in matters relating to the Las Vegas Walk of Stars® are final.

Please sign and return the bottom portion of the Dedication Criteria to: Las Vegas Walk of Stars,

I have read, understand, and agree with the Las Vegas Walk of Stars® Dedication Criteria.

Contributor ________________________________________________

Date _________________________________________________________

Honoree___________________________________________________

Exhibit 10.1
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